Exhibit 10.13(c)

RESTRICTED STOCK UNIT AGREEMENT

(CONVERTED AWARD – 2014 GRANT)

HILTON GRAND VACATIONS INC.

2017 OMNIBUS INCENTIVE PLAN

This Restricted Stock Unit Agreement, effective as of the Date of Grant (as defined below), is between Hilton Grand Vacations Inc., a Delaware corporation (the “Company”), and the Participant (as defined below).

WHEREAS, as of January 3, 2017, the Company completed a spin-off transaction (the “Spin-Off”) from Hilton Worldwide Holdings Inc. (“Hilton Parent”), pursuant to which the Company became a publicly-traded corporation;

WHEREAS, in connection with the Spin-Off, Hilton Parent undertook a distribution of shares of the Company’s Common Stock to certain holders of Hilton Parent common stock (the “Spin-Off Distribution”);

WHEREAS, the Company has adopted the Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan (as it may be amended, the “Plan”) in order to provide additional incentives to selected officers, employees, consultants and advisors of the Company and the other members of the Company Group;

WHEREAS, prior to the Spin-Off, the Participant was an officer or employee of Hilton Parent (or one of its Subsidiaries or Affiliates (each, as defined in the Hilton Parent 2013 Omnibus Incentive Plan)), and, as of the date of the Spin-Off Distribution, the Participant will be employed by the Company or another member of the Company Group; and

WHEREAS, in connection with the Spin-Off Distribution, (x) the compensation committee of the Board of Directors of Hilton Parent has determined that it is advisable and in the best interests of the Company adjust the type and number of shares subject to the award of restricted stock units that was granted to the Participant on the Pre-Spin Award Grant Date (as defined below), which the Participant holds as of the date of the Spin-Off Distribution pursuant to the Hilton Parent 2013 Omnibus Incentive Plan (the “Pre-Spin Award”), and (y) following such adjustments, the Board has approved the grant of a substitute Award of RSUs (as defined below) to the Participant in substitution for the Pre-Spin Award, such that the Pre-Spin Award will be immediately terminated upon the grant of the RSUs, as provided for herein, and the Company and the Participant hereby wish to memorialize the terms and conditions applicable to the RSUs.

NOW, THEREFORE, the parties hereto agree as follows:

1.    Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. The following terms shall have the following meanings for purposes of this Agreement:

(a)    “Agreement” shall mean this Restricted Stock Unit Agreement including (unless the context otherwise requires) the Award Notice and the appendices for non-U.S. Participants attached hereto as Appendix A and Appendix B.

(b)     “Award Notice” shall mean the notice to the Participant attached hereto as Exhibit A.

(c)    “Date of Grant” shall mean the “Date of Grant” listed in the Award Notice.

(d)    “Participant” shall mean the “Participant” listed in the Award Notice.

(e)    “Pre-Spin Award Grant Date” shall mean the “Pre-Spin Award Grant Date” listed in the Award Notice.

(f)    “RSUs” shall mean that number of restricted stock units listed in the Award Notice as “Restricted Stock Units Granted.”

(g)    “Shares” shall mean a number of shares of the Company’s Common Stock equal to the number of RSUs.

2.    Grant of Units. The Company hereby grants the RSUs to the Participant, each of which represents the right to receive one Share upon vesting of such RSU, subject to and in accordance with the terms, conditions and restrictions set forth in the Plan, the Award Notice, and this Agreement. The Participant acknowledges and agrees that the Participant is entitled to no further rights or payments pursuant to the Pre-Spin Award, and that following the grant of this RSU, the Pre-Spin Award will terminate and the Participant shall be entitled to no further rights or payments thereunder.

3.    RSU Account. The Company shall cause an account (the “Unit Account”) to be established and maintained on the books of the Company to record the number of RSUs credited to the Participant under the terms of this Agreement. The Participant’s interest in the Unit Account shall be that of a general, unsecured creditor of the Company.

4.    Vesting; Settlement. The RSUs shall become vested in accordance with the schedule set forth on the Award Notice. The Company shall deliver to the Participant one share of Common Stock for each RSU (as adjusted under the Plan) which becomes vested in a given calendar year, pursuant to the terms of Section 12 below, and such vested RSU shall be cancelled upon such delivery.

5.    Termination of Employment.

(a)    Subject to Section 5(b) below, in the event that the Participant’s employment with the Company Group terminates for any reason, any unvested RSUs shall be forfeited and all of the Participant’s rights hereunder with respect to such unvested RSUs shall cease as of the effective date of termination (the “Termination Date”) (unless otherwise provided for by the Committee in accordance with the Plan).

(b)    All RSUs granted hereunder shall become immediately fully vested as of the Termination Date and settled in accordance with Section 5(c) if the Participant’s employment with the Company Group shall be terminated:

(i)    by the Company Group due to or during the Participant’s Disability or due to the Participant’s death; or

(ii)    by the Company Group without Cause if such termination of the Participant’s employment occurs within 12 months following a Change in Control (for the avoidance of doubt, a Change in Control alone shall not, also, result in any vesting hereunder).

(c)    Notwithstanding any provision of this Agreement to the contrary, any RSU which becomes vested in accordance with Section 5(b) shall thereafter be settled and the respective Shares issued to the Participant in accordance with Section 12.

(d)    The Participant’s rights with respect to the RSUs shall not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be an employee of the Company Group. Whether (and the circumstances under which) employment has terminated and the determination of the Termination Date for the purposes of this Agreement shall be determined by the Committee (or, with respect to any Participant who is not a director or “officer” as defined under Rule 16a-1(f) of the Exchange Act, its designee, whose good faith determination shall be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own employment for purposes of the RSUs).

6.    Dividends. A Participant holding unvested RSUs shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on Shares), which shall accrue in cash without interest (unless otherwise elected by the Committee) and shall be delivered in cash (unless the Committee, in its sole discretion, elects to settle such amount in Shares having a Fair Market Value as of the settlement date equal to the amount of such dividends), which accumulated dividend equivalents shall be payable at the same time as the underlying RSUs are settled following the vesting of RSUs, and, if such RSUs are forfeited, the Participant shall have no right to such dividend equivalent payments.

7.    Restrictions on Transfer. The Participant may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs or the Participant’s right under the RSUs to receive Shares, except other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided that the designation of a beneficiary (if permitted by the Committee) shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

8.    Repayment of Proceeds. If the Company discovers after a termination of employment that grounds existed for Cause at the time thereof, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days of the Company’s request to the Participant therefor, an amount equal to the excess, if any, of the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the RSUs and any Shares issued in respect thereof. Any reference in this Agreement to grounds existing for a termination of employment with Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause.

9.    No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of the RSUs hereunder shall impose any obligation on the Company or any of its Affiliates to continue the employment or engagement of the Participant. Further, the Company or any of its Affiliates (as applicable) may at any time terminate the employment or engagement of the Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

10.    No Rights as a Stockholder. The Participant’s interest in the RSUs shall not entitle the Participant to any rights as a stockholder of the Company. The Participant shall not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Company in respect of, the Shares unless and until such Shares have been issued to the Participant in accordance with Section 12.

11.    Adjustments Upon Change in Capitalization. The terms of this Agreement, including the RSUs, the Participant’s Unit Account, any dividend equivalent payments accrued pursuant to Section 6, and/or the Shares, shall be subject to adjustment in accordance with Section 12 of the Plan. This paragraph shall also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of the Company’s Common Stock (whether in the form of cash or other property).

12.    Issuance of Shares; Tax Withholding. The Company shall, as soon as reasonably practicable (and in any event within 2.5 months after the end of the tax year in which the applicable vesting date occurs), issue the Share underlying such vested RSU to the Participant, free and clear of all restrictions, less a number of Shares equal to or greater in value (using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares) than the minimum amount necessary to satisfy Federal, state, local or foreign withholding tax requirements, if any (but which may in no event be greater than the maximum statutory withholding amounts in the Participant’s jurisdiction) (“Withholding Taxes”) in accordance with Section 14(d) of the Plan (unless the Participant shall have made other arrangements acceptable to the Company to pay such Withholding Taxes, in which case the full number of Shares shall be issued). Any fractional Share shall be settled in cash. The Company shall pay any costs incurred in connection with issuing the Shares. Upon the issuance of the Shares to the Participant, the Participant’s Unit Account shall be eliminated. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue or transfer the Shares as contemplated by this Agreement unless and until such issuance or transfer shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares are listed for trading.

13.    Award Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The RSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15.    Governing Law; Venue; Language. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of the Participant, the Company, and any transferees who hold RSUs pursuant to a valid assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Participant, the Company, and any transferees who hold RSUs pursuant to a valid assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial. If the Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version thereof, and in the event of any conflict the English version will govern.

16.    Successors in Interest. Any successor to the Company shall have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative shall have the benefits of the Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

17.    Data Privacy Consent.

(a)    General. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Participant’s employer or contracting party (the “Employer”) and the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, work location and phone number, date of birth, social insurance number or other identification number, salary, nationality, job title, hire date, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”).

(b)    Use of Personal Data; Retention. The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.

(c)    Withdrawal of Consent. The Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service and career with the Employer will not be adversely affected; the only consequence of the Participant’s refusing or withdrawing the Participant’s consent is that the Company would not be able to grant RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

18.    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the RSUs contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of RSUs is a one-time benefit that does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs; (c) all determinations with respect to future grants of RSUs, if any, including the grant date, the number of Shares granted and the applicable vesting terms, will be at the sole discretion of the Company; (d) the Participant’s participation in the Plan is voluntary; (e) the value of the RSUs is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) grants of RSUs are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, the Participant waives any claim on such basis, and for the avoidance of doubt, the RSUs shall not constitute an “acquired right” under the applicable law of any jurisdiction; and (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, the Participant understands, acknowledges and agrees that the Participant will have no rights to compensation or damages related to RSU proceeds in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.

19.    Award Administrator. The Company may from time to time designate a third party (an “Award Administrator”) to assist the Company in the implementation, administration and management of the Plan and any RSUs granted thereunder, including by sending award notices on behalf of the Company to Participants, and by facilitating through electronic means acceptance of RSU Agreements by Participants.

20. Section 409A of the Code. This Agreement is intended to be exempt from the provisions of Section 409A of the Code and the regulations promulgated thereunder pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder. Without limiting the foregoing, the Committee shall have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder, including without limitation by delaying the issuance of the Shares contemplated hereunder.

21.    Book Entry Delivery of Shares. Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates.

22.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

23.    Acceptance and Agreement by the Participant. By accepting the RSUs (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan.

24.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the

Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

25.    Appendices For Non-U.S. Participants. Notwithstanding any provisions in this Agreement, Participants residing and/or working outside the United States shall be subject to the Terms and Conditions for Non-U.S. Participants attached hereto as Appendix A and to any Country-Specific Terms and Conditions for the Participant’s country attached hereto as Appendix B. If the Participant relocates from the United States to another country, the Terms and Conditions for Non-U.S. Participants and the applicable Country-Specific Terms and Conditions will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Moreover, if the Participant relocates between any of the countries included in the Country-Specific Terms and Conditions, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Terms and Conditions for Non-U.S. Participants and the Country-Specific Terms and Conditions constitute part of this Agreement.

26.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

27.    Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.

28.    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one in the same agreement.

[Signatures follow]

HILTON GRAND VACATIONS INC.

By:
Mark D. Wang
President and Chief Executive Officer

Acknowledged and Agreed as of the date first written above:

Participant ES

Participant Signature

Exhibit A

Hilton Grand Vacations Inc.

Restricted Stock Unit Award Notice

(CONVERTED AWARD – 2014 GRANT)

Participant: Participant_Name

Date of Grant: Date_of_Grant

Pre-Spin Award Grant Date: Pre-Spin_Award_Grant_Date

Restricted Stock Units Granted: Number_of_Shares RSUs

Vesting Schedule:

One third of the number of RSUs specified above vested on each of First_Vesting_Date and Second_Vesting_Date, respectively, and the remaining unvested one third of the RSUs will become vested on Third_Vesting_Date, subject to the Participant’s continued employment through such vesting date. If the number of shares is not evenly divisible by three, then no fractional share shall vest and the installments shall be as equal as possible with the smaller installments vesting first.

APPENDIX A

HILTON GRAND VACATIONS INC.

2017 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(CONVERTED AWARD – 2014 GRANT)

TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and the Restricted Stock Unit Agreement.

1.    Responsibility for Taxes. This provision supplements Section 12 of the Restricted Stock Unit Agreement:

(a)    The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)     withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or

(ii)    withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or

(iii)    withholding in Shares to be issued upon settlement of the RSUs;

provided, however, that if the Participant is subject to Section 16 of the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i) and (ii) above.

(c)    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(d)    Finally, the Participant agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

(e)    Notwithstanding anything to the contrary in the Plan or in Section 12 of the Restricted Stock Unit Agreement, if the Company is required by applicable law to use a particular definition of fair market value for purposes of calculating the taxable income for the Participant, the Company shall have the discretion to calculate the Shares to be withheld to cover any Withholding Taxes by using either the price used to calculate the taxable income under applicable law or by using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares.

2.    Nature of Grant. This provision supplements Section 18 of the Restricted Stock Unit Agreement:

In accepting the grant of the RSUs, the Participant acknowledges, understands and agrees that:

(a)    the RSU grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Affiliate;

(b)    the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;

(c)    for purposes of the RSUs, the Termination Date shall be the date the Participant is no longer actively providing services to the Company or its Affiliates (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the

Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the RSUs grant (including whether the Participant may still be considered to be providing services while on a leave of absence);

(d)    unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Common Stock; and

(e)    neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

3.    Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country of residence, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

Appendix B - 1

APPENDIX B

HILTON GRAND VACATIONS INC.

2017 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(CONVERTED AWARD – 2014 GRANT)

COUNTRY-SPECIFIC TERMS AND CONDITIONS

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan, the Restricted Stock Unit Agreement and the Terms and Conditions for Non-U.S. Participants.

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the RSUs if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working or if the Participant moves to another country after receiving the grant of the RSUs, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.

Notifications

This Appendix B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix B as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the RSUs vest or the Participant sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or if the Participant is considered as such for local law purposes) or if the Participant moves to another country after receiving the grant of the RSUs, the information contained herein may not be applicable to the Participant in the same manner.

Appendix B - 2

GENERAL

Terms and Conditions

Settlement of RSUs. If, prior to settlement of the RSUs, the Participant transfers employment and/or residence from a country in which RSUs are settled in cash pursuant to the terms and conditions set forth in this Appendix B to a country in which RSUs are settled in Shares, the RSUs shall continue to be settled in cash, unless otherwise determined by the Company, in its discretion. If, prior to the settlement of the RSUs, the Participant transfers employment and/or residence from a country in which RSUs are settled in Shares to a country in which RSUs are settled in cash pursuant to the terms and conditions set forth in this Appendix B, the RSUs shall continue to be settled in Shares, unless otherwise determined by the Company, in its discretion.

JAPAN

Terms and Conditions (Cash Settlement)

Cash Settlement. Notwithstanding any provision in the Restricted Stock Unit Agreement and the Terms and Conditions for Non-U.S. Participants to the contrary, any vested RSU shall be settled by payment in cash or its equivalent of an amount equal in value to one Share (using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of settlement). Any references to the issuance of Shares in any documents related to RSUs shall not be applicable. Notwithstanding the foregoing, the Company reserves the right to settle RSUs in Shares, in its discretion.

Compliance with Law. By accepting the RSUs, the Participant agrees to comply with all applicable Japanese laws and report and pay any and all applicable taxes associated with the receipt of RSUs and any payment made to the Participant upon settlement of RSUs. The Participant acknowledges that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn substantial income as a result of participation in an equity incentive plan, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

Notifications (Cash Settlement)

Foreign Asset/Account Reporting Information. If the Participant holds assets outside of Japan with a value exceeding ¥50,000,000 (as of December 31 each year), the Participant is required to comply with annual tax reporting obligations with respect to such assets. The Participant is advised to consult with a personal tax advisor to ensure that the Participant is properly complying with applicable reporting requirements.

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Appendix B - 3

Terms and Conditions (Share Settlement)

Compliance with Law. By accepting the RSUs, the Participant agrees to comply with all applicable Japanese laws and report and pay any and all applicable taxes associated with the receipt of Shares upon settlement of the RSUs. The Participant acknowledges that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn substantial income as a result of participation in an equity incentive plan, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

Notifications (Share Settlement)

Foreign Asset/Account Reporting Information. If the Participant holds assets outside of Japan (including Shares acquired under the Plan and possibly RSUs) with a value exceeding ¥50,000,000 (as of December 31 each year), the Participant is required to comply with annual tax reporting obligations with respect to such assets. The Participant is advised to consult with a personal tax advisor to ensure that the Participant is properly complying with applicable reporting requirements.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. This provision supplements Section 1 of the Terms and Conditions for Non-U.S. Participants:

If payment or withholding of the income tax due is not made within ninety (90) days of the event giving rise to the liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by the Participant to the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 1 of the Terms and Conditions for Non-U.S. Participants.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), he or she will not be eligible for such a loan to cover the income tax due as described above. In the event that the Participant is such a director or executive officer and the income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime. The Participant is responsible for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contribution due on this additional benefit and acknowledges that the Company or the Employer may recover such amount from him or her by any of the means referred to in Section 1 of the Terms and Conditions for Non-U.S. Participants.

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